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                                                                     EXHIBIT 3.4

                                    BY LAWS
                                       OF
                        BAKER SCHOOL SPECIALTY CO., INC.

                                   ARTICLE I

                                NAME AND PURPOSE

              The name, location of principal office and purposes of the corporation shall be as set forth in the Agreement of Association and these By-Laws, the powers of the corporation and of its directors and stockholders and all matters pertaining to the conduct and regulations of the business of the corporation shall be subject to such provisions in regard thereto, if any, as are set forth in the Agreement of Association and the By-Laws.
       `      All reference herein to the Agreement of Association shall be construed to mean the Agreement of Association of the corporation as from time to time amended.

                                   ARTICLE II

                                    MEETINGS

              Sec. 1. The annual meeting of the stockholders shall be held at the principal office of the corporation on the second Monday of February.

              Sec. 2. The Clerk shall send notice of such meeting to each stockholder either by mail, postage prepaid, or by leaving such notice at his last known residence or place of business at least seven days prior to the date of such meeting. In case of the absence of the Clerk,
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for any cause, or in case the Clerk, for any cause, at any time or times shall refuse or neglect to send any such notices, the same may be sent by any member of the organization.

              Sec. 3. Special meetings of the stockholders may be called by the President, or by a majority of the directors, and shall be called by the Clerk upon the written application of one or more stockholders who are entitled to vote and who hold at least one-tenth part in interest of the outstanding capital stock, stating the time, place, hour and purpose of the meeting.

              Sec. 4. Notice of the time, place and purpose of any regular or special meeting of the stockholders shall not be required if every stockholder, or his attorney thereunto authorized by writing, which is filed with the records of the meetings, waives such notice.

              Sec. 5. Two-thirds of all stock issued and outstanding and entitled to vote shall constitute a quorum for the transaction of any business. Though less than a quorum be present, any meeting, annual or special, may without further notice, be adjourned to a subsequent date or until a quorum be had.

              Sec. 6. Stockholders who are entitled to vote shall have one vote for each share owned by them respectively. Stockholders may vote either in person or by proxy. No proxy which is dated more than six months before the meeting named





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therein shall be accepted and no such proxy shall be valid after the final adjournment of such meeting.

                                  ARTICLE III

                                    OFFICERS

              Sec. 1. The officers of the corporation shall be a Board of three directors, a President, Treasurer and Clerk, and such other officers as the Board of Directors may from time to time determine. The President may also hold the office of Treasurer.

              Sec. 2. The Board of Directors shall be elected by the stockholders at the annual meeting. Directors may or may not be stockholders. The President shall be elected by the Board of Directors at the first meeting thereof following the annual meeting.

              Sec. 3. All officers shall hold office for one year or until their successors are chosen and qualified.

              Sec. 4. Vacancies in any office shall be filled by the Board of Directors. Vacancies in the Board of Directors shall be filled at a special meeting of the stockholders to be called for that purpose.





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                                   ARTICLE IV

                               BOARD OF DIRECTORS

              Sec. 1. The Board of Directors shall meet as often as the needs of the corporation may require. They may fix the time and manner of giving notice of the meeting and may determine the form and contents of the notice to be given. Any meeting of the Board of Directors shall be a legal meeting if each director, by a writing which is filed with the records of the meetings, waives such notice. Unless otherwise specified in the notice, any and all business may be transacted at any meeting of the Board.

              Sec. 2. Two Directors shall constitute a quorum. Though less than a quorum be present, any meeting may, without further notice, be adjourned to a subsequent date or until a quorum be had.

              Sec. 3. The Directors shall have all the powers usually vested in a Board of Directors of a business corporation. They shall have the general direction, control and management of the property and business of the corporation. They shall have the authority to issue the whole or any part of the unissued balance of the authorized Capital Stock, shall have full power to purchase and to lease, pledge and sell, all such personal property, make promissory notes, and to make all such contracts, and agreements in behalf of the corporation as they may deem needful or convenient for the successful prosecution of its





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business and operations.  They shall employ and at their pleasure remove all such persons and agents as they may deem necessary or proper for conducting the business of the corporation, and shall determine the compensation and the duties (in addition to those fixed by the By-Laws) of all the officers, agents, clerks and servants of the corporation and generally, do all such lawful acts and adopt all such lawful measures, consistent with the By-Laws of the corporation, as they shall deem best calculated to promote to the fullest extent the interest of the stockholders.

                                   ARTICLE V

                          PRESIDENT AND VICE-PRESIDENT

              Sec. 1. The President shall have the powers and duties usual to his office subject to the provisions of these By-Laws and subject to the direction of the Board of Directors.

              Sec. 2. In the absence of the president, the vice-president, if any, shall exercise all the powers of the president while such absence continues; and, in the absence of both the president and vice-president, the senior director in age shall exercise all the powers of the president or vice-president while such absence continues.





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                                   ARTICLE VI

                                   TREASURER

              Sec. 1. The Treasurer shall have the powers and duties usual to his office and also powers concurrent with the President, subject to such conditions and restrictions as may be made by the directors and to any provisions contained elsewhere in these By-Laws concerning his powers and duties. He shall give a bond, if required by the Directors, in such sum and with such sureties as they may require, for the faithful performance of his duties. He shall keep accurate books of account which shall always be open to inspection by the Directors at his office during business hours, and he shall render to them at the annual meetings of the Board, or whenever the Directors may require, a brief statement of the financial condition of the corporation and he shall also present to the stockholders at their annual meeting a report giving the receipts and disbursements of the preceding fiscal year and the then financial condition of the corporation. All checks, notes, drafts or bills of exchange shall not be valid unless endorsed by the President, Treasurer or Clerk.

              Sec. 2. The Treasurer, in his capacity, shall have the power to execute and deliver on behalf of the corporation all such instruments under its corporate seal as may be ordered by the stockholders or directors unless their execution and delivery is otherwise provided by vote or by these By-Laws, and affix the





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corporate seal to all certificates of stock issued by the corporation, and shall perform such other duties as the Directors may from time to time require.

                                  ARTICLE VII

                                     CLERK

              Sec. 1. The Clerk shall be sworn each year to the faithful discharge of his duties and a record of the oath with the evidence thereof shall be made on the records of the corporation. He shall attend the meetings of the stockholders and of the Directors and shall record the proceedings thereof. He shall notify the stockholders and directors of their respective meetings in accordance with the By-Laws of the corporation, and shall perform such other duties as the Board of Directors from time to time may prescribe.

              Sec. 2. In the absence of the Clerk at a meeting, a Clerk pro tempore may be chosen, who shall be duly sworn.

                                  ARTICLE VIII

                                  FISCAL YEAR

              Sec. 1. The fiscal year of the corporation shall commence January first and terminate December thirty-first.





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                                   ARTICLE IX

                                   AMENDMENTS

              Sec. l. These By-Laws may be amended at any meeting of the stockholders in any manner by the concurring vote of the holders of 66 2/3 percent of the shares of stock issued and outstanding provided, however, that no such action shall be taken at any meeting, annual or special, unless notice of the proposed amendment or amendments is contained in the notice and call of the meeting, unless such action is taken at a meeting when all of the stockholders are present.

                                   ARTICLE X

                          STOCK AND STOCK CERTIFICATES

              Sec. 1. Each stockholder shall be entitled to a certificate of stock showing the number of shares of which he is the owner, which certificates shall be signed by the President and by the Treasurer of the corporation, and shall be sealed with the corporate seal.

              Sec. 2. In case of the loss or destruction of a certificate, another may be issued in its place upon proof of such loss or destruction and the giving of a bond of indemnity or other security satisfactory to the Board of Directors but not to exceed double the market value of the stock.

              Sec. 3. The stock transfer books may be closed for meetings of stockholders and for the payment of dividends during





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such periods as from time to time may be fixed by the Board of Directors.
During such periods, no stock shall be transferable.

              Sec. 4. Any stockholder, including the heirs, assigns, executors, or administrators of a deceased stockholder, desiring to sell or transfer such stock owned by him or them, shall first offer it to the corporation through the Board of Directors, in the following manner:

              He shall notify the Directors of his desire to sell or transfer by notice in writing, which notice shall contain the price at which he is willing to sell or transfer and the name of one arbitrator. The Directors shall within thirty days thereafter either accept the offer, or by notice to him in writing name a second arbitrator, and these two shall name a third. It shall then be the duty of the arbitrators to ascertain the value of the stock, and if any arbitrator shall neglect or refuse to appear at any meeting appointed by the arbitrators, a majority may act in the absence of such arbitrator.

              After the acceptance of the offer, or the report of the arbitrators an to the value of the stock, the Directors shall have thirty days within which to purchase the same at such valuation, but if at the expiration of thirty days the corporation shall not have exercised the right so to purchase, the owner of the stock shall be at liberty to dispose of the same in any manner he may see fit.





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              No shares of stock shall be sold or transferred on the books of the corporation until these provisions have been complied with, but the Board of Directors may in any particular instance waive the requirement.





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